EXHIBIT 99.1

West Bancorporation, Inc. Employee
Savings and Stock Ownership Plan

Financial Report

December 31, 2014

Report of Independent Registered Public Accounting Firm

To the Administrative Committee and Participants
West Bancorporation, Inc. Employee Savings and Stock Ownership Plan
West Des Moines, Iowa

We have audited the accompanying statements of net assets available for benefits of the West Bancorporation, Inc. Employee Savings and Stock Ownership Plan (the Plan) as of December 31, 2014 and 2013, and the related statement of changes in net assets available for benefits for the year ended December 31, 2014. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2014 and 2013, and the changes in net assets available for benefits for the year ended December 31, 2014, in conformity with accounting principles generally accepted in the United States of America.

The supplemental information in the accompanying Schedule H - Part IV, Line 4i - Schedule of Assets (Held at Year End) as of December 31, 2014 has been subjected to audit procedures performed in conjunction with the audit of the Plan’s financial statements. The supplemental information is presented for the purpose of additional analysis and is not a required part of the financial statements but includes supplemental information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental information is the responsibility of the Plan's management. Our audit procedures included determining whether the supplemental information reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental information. In forming our opinion on the supplemental information in the accompanying schedule, we evaluated whether the supplemental information, including its form and content, is presented in conformity with the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, the supplemental information is fairly stated in all material respects in relation to the financial statements as a whole.

/s/ McGladrey LLP

Des Moines, Iowa
June 19, 2015

West Bancorporation, Inc. Employee Savings and Stock Ownership Plan

Statements of Net Assets Available for Benefits
December 31, 2014 and 2013

	2014	2013
ASSETS

Investments, at fair value:
Pooled separate accounts	$7,704,898	$5,862,035
Common/collective trust	1,351,033	1,227,761
Mutual funds	7,403,223	7,312,229
Common stock	5,547,797	4,921,939
Total investments, at fair value	22,006,951	19,323,964

Receivables:
Employer contributions	363,895	358,298
Notes receivable from participants	325,988	325,361
Total receivables	689,883	683,659

Total assets	22,696,834	20,007,623

LIABILITIES	—	—

Net assets available for benefits, at fair value	22,696,834	20,007,623

Adjustment from fair value to contract value for fully
benefit-responsive investment contracts	(14,207)	(7,431)

NET ASSETS AVAILABLE FOR BENEFITS	$22,682,627	$20,000,192

See Notes to Financial Statements.

West Bancorporation, Inc. Employee Savings and Stock Ownership Plan

Statement of Changes in Net Assets Available for Benefits
Year Ended December 31, 2014

Additions to net assets attributed to:
Investment income:
Dividends	$252,519
Net appreciation in fair value/contract value of investments	1,342,728	$1,595,247

Interest income on notes receivable from participants		17,044

Contributions:
Employer	955,210
Participants	859,863
Amounts rolled over from other plans	34,718	1,849,791

Total additions		3,462,082

Deductions from net assets attributed to:
Benefits paid to participants		768,565
Other		11,082

Total deductions		779,647

Net increase		2,682,435

Net assets available for benefits:
Beginning of year		20,000,192
End of year		$22,682,627

See Notes to Financial Statements.

West Bancorporation, Inc. Employee Savings and Stock Ownership Plan

Notes to Financial Statements

Note 1. Plan Description
The following description of the West Bancorporation, Inc. Employee Savings and Stock Ownership Plan (the Plan) provides only general information. Participants should refer to the Plan agreement for a more complete description of the Plan's provisions.

General and eligibility: The Plan is a defined contribution plan covering all eligible employees of West Bancorporation, Inc. and subsidiary (the Company). Employees of the Company are eligible to participate in the Plan on the first day of the quarter following the completion of three months of service and attaining age 21. Employees are entitled to employer contributions, other than discretionary contributions, on the first day of the quarter in which they become eligible to participate. Employees are eligible to participate in any approved discretionary contributions on the first day of the quarter following employment of one year, having completed 1,000 hours of service and attaining age 21. In addition, participants must be actively employed on the last day of the Plan year to receive an approved discretionary contribution. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA).

Contributions and investment options: Each year, participants may contribute up to 100 percent of pre-tax annual compensation as defined by the Plan, subject to qualified limitations. Participants may also contribute amounts representing distributions from other qualified defined benefit or contribution plans. The Company provides a matching contribution of 100 percent of employee elective deferral contributions up to 6 percent of employee deferrals. The matching contribution for the year ended December 31, 2014 was $591,315. The Company also approved discretionary contributions of 4 percent for eligible employees of the Company as of December 31, 2014. The discretionary contribution for the year ended December 31, 2014 was $363,895. The amounts contributed by the participants and the Company are deposited into one or more of 23 investment options at the participant's discretion. Participants may change their allocation on a daily basis and may change the amount contributed on a quarterly basis.

Participant accounts: Each participant's account is credited with the participant's contribution, the Company matching contribution, the Company discretionary contribution based on eligible wages, if applicable, and an allocation of Plan earnings (losses) less participant specific administrative expenses. Plan earnings (losses) are allocated based upon the participant's account balances, as defined. The benefit to which a participant is entitled is the benefit that can be provided from the participant's vested account.

Vesting: Participants are immediately vested in their contributions and Company matching contributions plus actual earnings (losses) thereon. Discretionary contributions vest based on years of completed service. Vesting begins after one year of service and a participant is 100 percent vested after six years of service. A participant is 10 percent vested in the discretionary contribution after one year of service, 20 percent vested after two years of service and an additional 20 percent each year thereafter.

Notes receivable from participants: Participants may borrow from the vested portion of their account a minimum amount of $1,000 up to a maximum of $50,000, reduced by their highest outstanding note receivable balance from the Plan during the preceding 12 months. In no event can a participant borrow more than 50 percent of their vested account balance. Terms range from 1 to 5 years. The notes receivable outstanding as of December 31, 2014, are due at varying dates through December 2019, and bear interest at 5.25 percent, which is commensurate with local prevailing rates as determined by the Plan Administrator. The notes receivable are secured by the balance in the participant's account. Principal and interest are paid ratably through bi-weekly payroll deductions.

Payment of benefits: Participants (or the beneficiary, if the participant is deceased) will be eligible to receive their benefit on the earlier of attaining the age of 59½, retirement, death, disability or termination due to any other reason. If the benefit is less than $5,000, the participant receives the vested benefit in a lump sum amount. If the benefit is greater than $5,000, the participant may elect to receive the benefit as a lump sum or in installment payments.

Administrative fees: Certain administrative functions are performed by officers and employees of the Company. No such officer or employee receives compensation from the Plan. Loan administration and other participant requested services fees are charged directly to the participant's account and are included in other deductions. Quarterly asset management and periodic compliance testing fees are paid directly by the Company.

West Bancorporation, Inc. Employee Savings and Stock Ownership Plan

Notes to Financial Statements

Forfeited accounts: Forfeitures from nonvested accounts are used to reduce employer contributions and pay administrative expenses. During the year ended December 31, 2014, forfeitures from nonvested account balances reduced employer contributions and administrative expenses by approximately $12,500. There were approximately $7,600 and no forfeited nonvested accounts available to be used to reduce future employer contributions as of December 31, 2014 and 2013, respectively.

Note 2. Significant Accounting Policies

Basis of accounting: The financial statements of the Plan are prepared under the accrual method of accounting.

Valuation of investments and income recognition: Investments are stated at fair value. See Note 5 for discussion of fair value measurements. Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date. Net appreciation includes the Plan's gains and losses on investments sold as well as held during the year.

Investment contracts held by a defined contribution plan are required to be reported at fair value. However, contract value is the relevant measurement attribute for that portion of net assets available for benefits of a defined contribution plan attributable to fully benefit-responsive investment contracts because contract value is the amount participants would receive if they were to initiate permitted transactions under the terms of the Plan. The Statements of Net Assets Available for Benefits presents the fair value of investment contracts as well as the adjustment for fully benefit-responsive investment contracts held in the Principal Stable Value Fund from fair value to contract value. The Statement of Changes in Net Assets Available for Benefits is prepared on a contract value basis.

Notes receivable from participants: Notes receivable from participants are measured at their unpaid principal balance plus any accrued but unpaid interest. Delinquent loans are treated as distributions based upon the terms of the plan document.

Payments of benefits: Benefits are recorded when paid.

Accounting estimates and assumptions: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and changes therein, and disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

Current accounting developments: In May 2015, the FASB issued ASU No. 2015-07, Fair Value Measurement (Topic 820): Disclosures for Investments in Certain Entities That Calculate Net Asset Value per Share (or Its Equivalent). The update removes the requirement to categorize within the fair value hierarchy all investments for which fair value is measured using the net asset value per share practical expedient. The update also removes the requirement to make certain disclosures for all investments that are eligible to be measured at fair value using the net asset value per share practical expedient. Rather, those disclosures are limited to investments for which the entity has elected to measure the fair value using that practical expedient. For public companies, this update will be effective for fiscal years beginning after December 15, 2015. The adoption of this guidance is not expected to have a material impact on the Plan's financial statements.

West Bancorporation, Inc. Employee Savings and Stock Ownership Plan

Notes to Financial Statements

Note 3. Investments
The following table presents Plan investments that represent 5 percent or more of the Plan's net assets as of December 31, 2014 and 2013.

	2014	2013
Pooled separate accounts:
Principal Large-Cap S&P 500 Index Separate Account	$1,402,216	$1,232,524
Principal Large-Cap Growth I Separate Account	1,297,481	*
Principal Large-Cap Growth II Separate Account	*	1,155,487
Common/collective trust:
Principal Stable Value Fund, at fair value	1,351,033	1,227,761
Principal Stable Value Fund, at contract value	1,336,826	1,220,330
Mutual funds:
BlackRock Basic Value A Fund	1,529,172	1,312,544
T. Rowe Price Retirement 2020 Fund	1,762,718	1,533,602
Common stock, West Bancorporation, Inc.	5,547,797	4,921,939
* Balance less than 5 percent of Plan's net assets.

During the year ended December 31, 2014, the Plan's investments in pooled separate accounts (estimated fair value), common/collective trust (estimated contract value), common stock (quoted market price), and mutual funds (quoted market price) (including investments bought, sold and held during the year) appreciated in value as follows:

Net Appreciation in Fair Value/Contract Value
Pooled separate accounts	$580,664
Common/collective trust	9,389
Mutual funds	356,214
Common stock	396,461
$1,342,728
Investment securities are exposed to various risks, such as interest rate, market and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect participants' account balances and the amounts reported in the statement of net assets available for benefits.

Note 4. Investment Contract With Principal Life Insurance Company

The common/collective trust fund, titled the Principal Stable Value Fund (the Fund) offers a diversified group of investments with competitive levels of yield consistent with a stable fixed-income methodology and a prudent assumption of investment risk. The Fund provides stability of returns, liquidity to pay plan benefits, and a high credit quality by investing in conventional, synthetic and separate account investment contracts (collective contracts) issued by life insurance companies, banks and other financial institutions. These contracts allow for their principal value to remain stable regardless of the volatility of the financial markets.

As described in Note 2, because the Principal Stable Value Fund is fully benefit-responsive, contract value is the relevant measurement attribute for that portion of the net assets available for benefits attributable to the guaranteed investment contract. Contract value, as reported to the Plan by Principal, represents contributions made under the contract, plus earnings, less participant withdrawals and administrative expenses. Participants may ordinarily direct the withdrawal or transfer of all or a portion of their investment at contract value. As of December 31, 2014, the Fund’s contract value was $1,336,826 with a fair value of $1,351,033. As of December 31, 2013, the Fund’s contract value was $1,220,330 with a fair value of $1,227,761.

West Bancorporation, Inc. Employee Savings and Stock Ownership Plan

Notes to Financial Statements

The contributions are maintained in a general account which is credited with earnings on the underlying investments and charged for participant withdrawals and administrative expenses. The guaranteed investment contract issuer is contractually obligated to repay the principal and a specified interest rate that is guaranteed to the Plan. Below is a summary of the average yields based on annualized earnings and interest rates credited to participants in the aggregate for all contracts as of December 31, 2014 and 2013.

	2014	2013
Average yields:
Based on annualized earnings(1)	1.44%	1.24%
Based on interest rate credited to participants(2)	1.48%	1.28%

(1)	Calculated based on weighted average yield to maturity of all underlying investments at year-end.

(2)	Calculated based on weighted average crediting rate of all investment contracts and short-term income at year-end.
Certain events limit the ability of the Plan to transact at contract value with the issuer. Such events include termination of the contract, spin-offs, divestitures, layoffs, corporate relocation, partial or total Plan termination, retirement incentive programs, and the liberalization of Plan withdrawal or transfer rules. Upon occurrence of any of these events, a market value adjustment may apply. The Plan Administrator does not believe that the occurrence of any such event, which would limit the Plan’s ability to transact at contract value with participants, is probable.

The Fund may terminate the investment contract with the Plan by providing 12 months advance written notice to the contract owner for reasonable cause, which includes the contract owner’s failure to abide by federal law, failure to render performance necessary to comply with the terms of the contract, Plan disqualification, and failure to adopt the Plan in a reasonable period of time. Upon termination by the Fund, a market value adjustment may apply.

Note 5. Fair Value Measurements
Accounting guidance on fair value measurements and disclosures defines fair value, establishes a framework for measuring the fair value of assets and liabilities using a hierarchy system, and defines required disclosures. It clarifies that fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the market in which the reporting entity transacts business.

The Plan's statement of net assets available for benefits contains Plan investments that are recorded at fair value on a recurring basis. The three-level valuation hierarchy for disclosure of fair value is as follows:

Level 1 uses quoted market prices in active markets for identical assets or liabilities.

Level 2 uses observable market based inputs or unobservable inputs that are corroborated by market data.

Level 3 uses unobservable inputs that are not corroborated by market data.

When available, quoted market prices are used to determine the fair value of investments held in the Plan, and such items are classified within Level 1 of the fair value hierarchy. A description of the valuation methodologies used for instruments measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy, is set forth below. The level to which an asset or liability is classified is based upon the lowest level of input that is significant to the fair value measurements. There have been no changes in valuation methodologies at December 31, 2014, compared to December 31, 2013. The Company's policy is to recognize transfers between levels at the end of each reporting period, if applicable. There were no transfers between Level 1, 2 or 3 assets or liabilities during the year ended December 31, 2014.

Pooled separate accounts: Pooled separate accounts (other than the Principal U.S. Property Separate Account) invest primarily in domestic and international stocks, commercial paper or single mutual funds. The Principal U.S. Property Separate Account invests primarily in commercial real estate and includes mortgage loans that are backed by the associated properties. The net asset value is used as a practical expedient to determine fair value for all pooled separate accounts. Each pooled separate account provides for redemptions by the Plan at reported net asset values per share, with little to no advance notice requirement; therefore, these funds are classified within Level 2 of the valuation hierarchy.

West Bancorporation, Inc. Employee Savings and Stock Ownership Plan

Notes to Financial Statements

Common/collective trust: The common/collective trust fund is reported at net asset value of the shares based on the fair value of the underlying investments comprising the trust based upon audited financial statements, and is classified within Level 2 of the valuation hierarchy.

Mutual funds: Mutual funds are reported at net asset value based on the quoted market price of each fund, and are classified within Level 1 of the valuation hierarchy.

West Bancorporation, Inc. common stock: The common stock fund contains the Plan's investment in West Bancorporation, Inc. common stock, which is recorded at fair value, which is the closing price per the Nasdaq Global Select Market, and is classified within Level 1 of the valuation hierarchy.

The following tables present the investments measured at fair value on a recurring basis by level as of December 31, 2014 and 2013.

	2014
	Total	Level 1	Level 2	Level 3
Investments:
Pooled separate accounts:
Fixed income	$741,620	$—	$741,620	$—
Large U.S. equity	2,699,697	—	2,699,697	—
Small/mid-size U.S. equity	2,730,713	—	2,730,713	—
International equity	1,054,629	—	1,054,629	—
Real estate	478,239	—	478,239	—
Total pooled separate accounts	7,704,898	—	7,704,898	—
Common/collective trust	1,351,033	—	1,351,033	—
Mutual funds:
Large U.S equity	1,529,172	1,529,172	—	—
Balanced funds	4,964,607	4,964,607	—	—
Small/mid-size U.S. equity	755,486	755,486	—	—
International equity	153,958	153,958	—	—
Total mutual funds	7,403,223	7,403,223	—	—
Common stock	5,547,797	5,547,797	—	—
Total	$22,006,951	$12,951,020	$9,055,931	$—

	2013
	Total	Level 1	Level 2	Level 3
Investments:
Pooled separate accounts:
Fixed income	$593,007	$—	$593,007	$—
Large U.S. equity	2,388,011	—	2,388,011	—
Small/mid-size U.S. equity	1,570,979	—	1,570,979	—
International equity	931,930	—	931,930	—
Real estate	378,108	—	378,108	—
Total pooled separate accounts	5,862,035	—	5,862,035	—
Common/collective trust	1,227,761	—	1,227,761	—
Mutual funds:
Large U.S equity	1,361,601	1,361,601	—	—
Balanced funds	4,341,222	4,341,222	—	—
Small/mid-size U.S. equity	1,518,096	1,518,096	—	—
International equity	91,310	91,310	—	—
Total mutual funds	7,312,229	7,312,229	—	—
Common stock	4,921,939	4,921,939	—	—
Total	$19,323,964	$12,234,168	$7,089,796	$—

West Bancorporation, Inc. Employee Savings and Stock Ownership Plan

Notes to Financial Statements

The following tables set forth additional disclosures of the Plan's investments whose fair value is estimated using net asset value per share as of December 31, 2014 and 2013.

	2014
Investment	Fair Value	Unfunded Commitment	Redemption Frequency	Redemption Notice Period
Pooled separate accounts:
Fixed income (a)	$741,620	—	Immediate	None
Large U.S. equity (b)	2,699,697	—	Immediate	None
Small/mid-size U.S. equity (c)	2,730,713	—	Immediate	None
International equity (d)	1,054,629	—	Immediate	None
Real estate (e)	478,239	—	Immediate	None
Total pooled separate accounts	7,704,898
Common/collective trust (f)	1,351,033	—	Immediate	None
Total	$9,055,931

	2013
Investment	Fair Value	Unfunded Commitment	Redemption Frequency	Redemption Notice Period
Pooled separate accounts:
Fixed income (a)	$593,007	—	Immediate	None
Large U.S. equity (b)	2,388,011	—	Immediate	None
Small/mid-size U.S. equity (c)	1,570,979	—	Immediate	None
International equity (d)	931,930	—	Immediate	None
Real estate (e)	378,108	—	Immediate	None
Total pooled separate accounts	5,862,035
Common/collective trust (f)	1,227,761	—	Immediate	None
Total	$7,089,796

(a)
This category includes securities that are AAA rated or issued by the U.S. government or its agencies and mortgage-backed securities, and U.S. and foreign public and private corporate bonds, commercial and residential mortgages, asset-backed securities and derivative contracts. Investments in select funds in this category can be transferred once every 30 days at the current net asset value per share based on the fair value of the underlying assets. Participants are not allowed to transfer back into this category until the 30-day period has expired. New contributions are allowed during this time period.

(b)
The pooled separate accounts in this category primarily invest in equity securities of U.S. companies with large market capitalization. Selected funds within this category may invest in stocks of foreign companies, convertible debt securities and real estate investment trusts. Investments in this category can be transferred once every 30 days at the current net asset value per share based on the fair value of the underlying assets. Participants are not allowed to transfer back into this category until the 30-day period has expired. New contributions are allowed during this time period.

(c)
The pooled separate accounts in this category seek long-term growth by primarily investing in U.S. equity securities of companies with small to mid-size market capitalization. Selected funds within this category may invest in stocks of foreign companies, U.S. and foreign preferred stocks, convertible debt securities, equity-equivalent securities, non-leveraged stock index futures contracts and options, notes, bonds, other debt securities and real estate investment trusts. Investments in this category can be transferred once every 30 days at the current net asset value per share based on the fair value of the underlying assets. Participants are not allowed to transfer back into this category until the 30-day period has expired. New contributions are allowed during this time period.

(d)
This category seeks long-term growth by investing in common stocks of non-U.S. companies with small, medium and large market capitalization. Investments are normally diversified across different countries and regions of the world. Investments in this category can be transferred once every 30 days at the current net asset value per share based on the fair value of the underlying assets. Participants are not allowed to transfer back into this category until the 30-day period has expired. New contributions are allowed during this time period.

West Bancorporation, Inc. Employee Savings and Stock Ownership Plan

Notes to Financial Statements

(e)
This category invests the majority of its assets in U.S. commercial real estate holdings including multifamily, office, warehouse, manufacturing and retail properties. It focuses on properties that return both lease income and appreciation of the buildings' marketable value. Investments in this category can be redeemed once every 30 days at the current net asset value per share based on the fair value of the underlying assets. Participants are not allowed to transfer back into this category until the 30-day period has expired. New contributions are allowed during this period.

(f)
This category consists of a stable value fund which seeks current income by investing primarily in insurance contracts issued by insurance companies and investments from financial institutions that offer stability of principal. Investments in this category can be redeemed daily at the current net asset value per share based on the fair value of the underlying assets.

Note 6. Plan Termination
Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event of Plan termination, participants will become 100 percent vested in their accounts.

Note 7. Income Tax Status
The IRS has determined and informed the Company, by letter dated August 13, 2014, that the Plan is qualified and the trust established under the Plan is tax-exempt under the appropriate sections of the Internal Revenue Code (Code). The Plan Administrator believes the Plan is designed and is currently being operated in compliance with the applicable requirements of the Code.

The Plan applies the standards on accounting for uncertainty in income taxes. Management evaluated the Plan's tax positions and concluded that the Plan had maintained its tax exempt status and had taken no uncertain tax positions that require adjustments to the financial statements. Therefore, no provision or liability for income taxes has been included in the financial statements.

Note 8. Related-Party Transactions
The Plan held 325,957 and 311,121 shares of West Bancorporation, Inc.'s common stock as of December 31, 2014 and 2013, respectively, with a fair value of $5,547,797 and $4,921,939, respectively.

During the year ended December 31, 2014, the Plan had purchases of $720,238 and sales of $490,841 from the Company's common stock. Dividend income from the Company's common stock totaled $157,097.

Certain Plan investments are common/collective trusts and pooled separate accounts managed by Principal Life Insurance Company. Principal Life Insurance Company is the custodian as defined by the Plan and, therefore, these transactions qualify as party-in-interest transactions.

Note 9. Reconciliation to Form 5500
The following table reconciles net assets per Form 5500 to the net assets available for benefits per the financial statements as of December 31, 2014 and 2013.

	2014	2013
Net assets per Form 5500	$22,696,834	$20,007,623
Adjustment from fair value to contract value for fully benefit-responsive contracts	(14,207)	(7,431)
Net assets available for benefits per financial statements	$22,682,627	$20,000,192

The following table reconciles net income per Form 5500 to the net increase in net assets per the financial statements for the year ended December 31, 2014.

Net income per Form 5500	$2,689,211
Adjustment from fair value to contract value for fully benefit-responsive contracts	(6,776)
Net increase per financial statements	$2,682,435

West Bancorporation, Inc. Employee Savings and Stock Ownership Plan

Schedule H - Part IV, Line 4i

Schedule of Assets (Held at End of Year)
December 31, 2014

Description	Number of Shares/Units or Principal Amount	Fair Value
Pooled separate accounts:
*Principal Bond and Mortgage Separate Account	192	$204,184
*Principal Core Plus Bond I Separate Account	9,076	124,151
*Principal Government and High Quality Bond Separate Account	16,666	413,285
*Principal International I Separate Account	25,668	1,054,629
*Principal Large-Cap Growth I Separate Account	70,038	1,297,481
*Principal Large-Cap S&P 500 Index Separate Account	16,037	1,402,216
*Principal Mid-Cap Value I Separate Account	13,697	841,607
*Principal Mid-Cap S&P 400 Index Separate Account	2,070	84,357
*Principal Small-Cap S&P 600 Index Separate Account	21,971	922,141
*Principal Small-Cap Value II Separate Account	38,379	882,608
*Principal U.S. Property Separate Account	621	478,239

*Common/collective trust, Principal Stable Value Fund	71,309	1,351,033

Mutual funds:
BlackRock Basic Value A Fund	57,080	1,529,172
Eagle Small-Cap Growth R3 Fund	1,211	63,083
Oppenheimer Developing Markets N Fund	4,504	153,958
Janus Enterprise S Fund	8,151	692,403
T. Rowe Price Retirement Income Fund	34,580	513,166
T. Rowe Price Retirement 2010 Fund	24,923	441,882
T. Rowe Price Retirement 2020 Fund	85,114	1,762,718
T. Rowe Price Retirement 2030 Fund	32,906	757,500
T. Rowe Price Retirement 2040 Fund	29,462	704,732
T. Rowe Price Retirement 2050 Fund	58,509	784,609

*Common stock, West Bancorporation, Inc.	325,957	5,547,797

*Notes receivable from participants, 5.25 percent, due through December 2019		325,988
		$22,332,939
* Represents a party-in-interest.